NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
860 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 9, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2009 first quarter operating loss of ($2,064,000) on total revenue of $4,633,000 as compared to a 2008 first quarter operating loss of ($2,137,000) on total revenue of $4,481,000.  Griffin reported a 2009 first quarter net loss of ($1,822,000) and a basic and diluted net loss per share of ($0.36) as compared to a 2008 first quarter net loss of ($1,609,000) and a basic and diluted net loss per share of ($0.32).

The slightly lower operating loss in the 2009 first quarter, as compared to the 2008 first quarter, reflects a slightly lower operating loss at Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business, and slightly improved results at Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division, partially offset by higher general corporate expense, due mostly to timing.  Imperial historically incurs an operating loss in the first quarter because of the seasonality of its business.  Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter.

Griffin Land’s 2009 first quarter results were up slightly from last year as improved results from its leasing operations, due to higher rental revenue from leases that started in the latter part of fiscal 2008, more than offset lower results from property sales.  The 2009 first quarter did not have any revenue from property sales, whereas the 2008 first quarter included the recognition of $0.4 million of previously deferred revenue and $0.3 million of gain from a land sale that closed in 2006 and was accounted for under the percentage of completion method.  At the end of fiscal 2008, all of the previously deferred revenue and gain from that 2006 land sale was recognized.

Griffin’s net loss in the 2009 first quarter was greater than its 2008 first quarter net loss due to lower investment income in the current quarter, which more than offset the slightly improved operating results.  The lower investment income reflected a lower amount of short-term investments in the 2009 first quarter as compared to the 2008 first quarter.

Reflecting the weak economy, market activity for industrial and office space continues to be soft as Griffin Land did not enter into any new leases for its existing properties during the 2009 first quarter.  However, during the 2009 first quarter, Griffin Land did enter into a ten-year lease with a private company for approximately 257,000 square feet in an approximate 304,000 square foot industrial building that will be built by Griffin Land this year in New England Tradeport, Griffin Land’s industrial park in Windsor and East Granby, Connecticut.  Under certain conditions, but no later than the beginning of the sixth year of the lease, the tenant is required to lease the entire building.  The lease also contains provisions for the potential expansion of the building up to approximately 450,000 square feet.  Tenant occupancy is expected to begin in the third quarter.  Griffin Land also expects to enter into a ten-year lease for the entire approximately 40,000 square feet in a single story office building in Griffin Center South that has been vacant.  Tenant occupancy of this building is also expected to begin in the third quarter this year.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to Griffin’s development of new buildings and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 29, 2008. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Feb. 28, 2009		Mar. 1, 2008
Revenue
Landscape nursery net sales	$449		$424
Rental revenue and property sales	4,184		4,057
Total revenue	4,633		4,481

Operating profit (loss):
Landscape nursery business	(850)		(971)
Real estate business	6	(1)	(68)	(1)
General corporate expense	(1,220)		(1,098)
Total operating loss	(2,064)		(2,137)

Interest expense	(808)		(849)
Investment income	47		383
Loss before income tax benefit	(2,825)		(2,603)

Income tax benefit	(1,003)		(994)

Net loss	$(1,822)		$(1,609)

Basic net loss per common share	$(0.36)		$(0.32)

Diluted net loss per common share	$(0.36)		$(0.32)

Weighted average common shares outstanding
for computation of basic and diluted per share results	5,073		5,093

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.4 million and $1.2 million, respectively, in the 2009 and 2008 first quarters.